Exhibit 99.1

For Immediate Release:

Steinway Announces Pricing of $175 Million of Senior Notes

WALTHAM, MA - February 17, 2006 - Steinway Musical Instruments, Inc. (NYSE: LVB) today announced the pricing of its private offering of $175 million in aggregate principal amount of 7% senior notes due 2014. Steinway anticipates that the consummation of the offering will occur on February 23, 2006 and intends to use the proceeds from the offering, together with cash on hand, to fund its previously announced tender offer for any and all of its 8.75% senior notes due 2011 with an outstanding principal amount of $166.2 million and the redemption of any of its 8.75% senior notes due 2011 that are not tendered.

The new notes will be offered at a price of $992.435 per $1,000 principal amount of notes. The notes, which are senior unsecured obligations of Steinway, will pay interest semi-annually and will be guaranteed by the Company’s domestic subsidiaries.

The notes will be issued in a private placement and are expected to be resold by the initial purchaser to qualified institutional buyers and non-U.S. persons pursuant to Rule 144A and Regulation S, respectively, of the Securities Act of 1933, as amended. The offering of new senior notes has not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration under the Securities Act of 1933, as amended, or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses. Further information on these risk factors is included in the Company’s filings with the SEC.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
E-mail:	ir@steinwaymusical.com